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                                   EXHIBIT 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We hereby consent to the incorporation by reference into all Registration Statements on Form 10-K of South Street Financial Corp. of our report dated February 1, 2001, relating to the consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of December 31, 2000 and 1999 and September 30, 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999, which report appears in the Company's 2000 annual report on Form 10-K.




/s/ McGLADREY & PULLEN, LLP

Charlotte, North Carolina
March 22, 2001